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                      LAFARGE CORPORATION AND SUBSIDIARIES
               COMPUTATION OF NET INCOME PER COMMON EQUITY SHARE     EXHIBIT 11
             (Unaudited and in thousands except per share amounts)




                                                                         Years Ended December 31
                                                           -------------------------------------------------
                                                             1994               1993 (b)        1992
                                                           -------------------------------------------------
Primary Calculation
   Net income (loss) applicable to common
     equity shareholders                                   $  80,636          $  5,897       $(100,644)
                                                           =================================================
   Weighted average number of common equity
     shares outstanding                                       67,736            61,097          58,652

   Net effect of dilutive stock options-based
     on the treasury stock method using average
     market price                                                518               539            -
                                                           -------------------------------------------------
   Weighted average number of common equity
     shares and share equivalents outstanding                 68,254            61,636          58,652
                                                           =================================================
   Primary net income (loss) per common equity share       $    1.18          $   0.10       $   (1.72)
                                                           =================================================
Fully diluted calculation
   Net income (loss)                                       $  80,636          $  5,897       $(100,644)

   Add after tax interest expense applicable to
     7% Convertible Debentures                                 7,000             7,000           7,000
                                                           -------------------------------------------------
   Net income (loss) assuming full dilution                $  87,636          $ 12,897       $ (93,644)
                                                           =================================================
   Weighted average number of common equity
     shares outstanding                                       67,736            61,097          58,652

   Net effect of dilutive stock options-based on
     the treasury stock method using the higher
     of average or year-end market price                         518               850             212

   Add additional shares assuming conversion of
     7% Convertible Debentures                                 4,520             4,520           4,520
                                                           -------------------------------------------------
   Weighted average number of common equity
    shares assuming full conversion of all
    potentially dilutive securities                           72,774            66,467          63,384
                                                           =================================================
   Fully diluted net income (loss) per common
    equity share                                           $    1.20  (a)     $   0.19  (a)  $   (1.48)  (a)
                                                           =================================================


(a) This calculation is submitted in accordance with regulation S-K item 601(b)(11) although it is contrary to paragraph 40 of APB Opinion No. 15 because it produces an anti-dilutive result.

(b) All calculations for 1992 include the cumulative effect of changes in accounting principles.